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                                                                    EXHIBIT 99.1

NEWS RELEASE

                                                           FOR IMMEDIATE RELEASE

        TUFCO TECHNOLOGIES, INC. REPORTS CLOSING OF PAINT SUNDRIES SALE;
              ANNOUNCES STOCK BUYBACK PROGRAM; COMMENTS ON OUTLOOK


GREEN BAY, WI (March 31, 2003)--Tufco Technologies, Inc. (NASDAQ: TFCO) today announced it has completed the sale of its Paint Sundries sector to Trimaco, LLP for $12.3 million. Although the purchase and sale were completed today, the transaction was structured as if the closing occurred February 28, 2003. Concurrent with the sale, Tufco repaid all of its bank term loan and its revolving credit facility leaving only a $1.0 million industrial revenue bond as outstanding long-term debt. Additionally, after the bank debt repayment, the Company has in excess of $4.0 million in cash. In fiscal year 2002 the Paint Sundries sector recorded $23.7 million in net sales.

Additionally, the Company announced that the Board of Directors approved a program for open market stock repurchases over the next nine months for up to 100,000 shares of its stock at prevailing market prices and in accordance with applicable securities laws. Robert J. Simon, Tufco's Chairman of the Board commented, "The Board of Directors believes Tufco's stock is undervalued and an attractive investment for us at this time".

In commenting on the sale of the Paint Sundries sector, Lou LeCalsey, Tufco's President and CEO commented. "Five years ago we embarked on a journey implementing a new business strategy. Primary to that strategy was growing our base of contract manufacturing services for



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market leading customers who in turn sell value added products to their target market consumers/end users. In that time period we have completed a number of initiatives supporting that strategy. With the sale of the Paint Sundries sector we are now focused on manufacturing products for customers on a contract basis in two business sectors - Contract Manufacturing in Green Bay, WI and Business Imaging in Newton, NC".

"I would also like to take this opportunity to thank Charles Cobaugh, the Paint Sundry sector leader and Drew Cook, the Company's Controller and Chief Accounting Officer for their years of excellent and dedicated service to Tufco. Both of these men have left Tufco to become part of the senior management team at Trimaco. We wish them success in their new endeavors," he added.

The Company reported that its fiscal second quarter results will be somewhat impacted by the Paint Sundries sale as the closing was effective as of the end of February and thus the Company will lose one month's earnings from the Paint Sundries sector. Additionally, there will be some additional expenses resulting from transaction related fees and expenses and the write-off of fees resulting from the prepayment of the term loan. "We believe that improvements to our two core business sectors, Contract Manufacturing and Business Imaging, along with reduction of interest expense from debt repayment will largely offset the lost income from the disposition of the Paint Sundries sector over the remaining two quarters of this year," said LeCalsey.


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The Company also announced that it will be moving its Corporate Services and IT operations from Dallas to Green Bay. Michael Wheeler, the Company's CFO said, "We estimate the cost of this move will approximate $500,000 which we will charge against fiscal year 2003 income as incurred. It is expected that we will achieve that amount in annual savings once the move is completed".

Separately, the Company reported that it recently received notice from a major customer that it will not renew a converting contract to extend beyond its expiration of December 31, 2003. Negotiations are also under way with the same customer to extend a second contract with a December 31, 2003 expiration into April/May 2004. The customer has made the decision to begin manufacturing the products at their own facilities beginning in 2004. However, with expected significant new business on the new W&H press and the PCMC wet-wipe machine, both of which will begin commercial production in May/June 2003, the Company does not believe that the loss of that business will have a material negative impact.

Tufco, headquartered in Green Bay, Wisconsin, has manufacturing operations in Wisconsin and North Carolina.

This press release includes forward-looking statements, which are subject to inherent uncertainties when discussing future results. Various factors could cause the Company's actual results to differ materially from those projected. The Company assumes no obligation to update its forward-looking statements or advise of changes in assumptions and factors on which they are based. Specific risk factors may be detailed from time to time in the Company's Securities and Exchange Commission filings.

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
Contacts:   Louis LeCalsey, III, President and CEO    Michael B. Wheeler, VP and CFO
            Tufco Technologies, Inc.                  Tufco Technologies, Inc.
            P. O. Box 23500                           P. O. Box 23500
            Green Bay, WI 54305-3500                  Green Bay, WI  54305-3500
            (920) 336-0054                            (920) 336-0054
            (920) 336-9041 (Fax)                      (920) 336-9041 (Fax)
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